Exhibit 5

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 25, 2006, is entered into by and among IGT, a Nevada corporation (“Parent”), Mariposa Acquisition Corp., a Utah corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Venture Catalyst Incorporated, a Utah corporation (the “Company”).

BACKGROUND

A.            The respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Utah Revised Business Corporation Act (the “URBCA”), whereby each issued and outstanding share of Company Common Stock (as defined in Section 3.1(c)), other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares, will be converted into the right to receive the Merger Consideration (as defined below).

B.            The Merger requires the approval of the holders of a majority of the outstanding shares of Company Common Stock (the “Shareholder Approval”).

C.            Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

D.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Parent’s and Merger Sub’s willingness to enter into this Agreement, L. Donald Speer, II, Greg Shay and Kevin McIntosh, each a shareholder of the Company (the “Principal Shareholders”), have each entered into a Voting Agreement (the “Voting Agreement”) with Parent dated as of the date hereof substantially in the form of Exhibit A attached hereto, pursuant to which the Principal Shareholders have agreed, among other things, to vote all voting securities of the Company beneficially owned by the Principal Shareholders or for which the Principal Shareholders exercise voting power pursuant to an irrevocable proxy in favor of approval and adoption of the Agreement and the Merger.

E.             Concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Parent’s and Merger Sub’s willingness to enter into this Agreement, the Principal Shareholders have also each entered into Non-Competition Agreements (the “Non-Compete Agreements”) with Parent and the Company dated as of the date hereof substantially in the form of Exhibit B attached hereto, pursuant to which the Principal Shareholders have each agreed, among other things, not to compete with the server-based gaming business of the Company or Parent for a period of eighteen months after consummation of the Merger.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1         The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the URBCA, Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3).  Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company and of Merger Sub in accordance with the URBCA.

Section 1.2         Closing.  The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the last condition to be satisfied or waived under ARTICLE VI (except for conditions which by their terms have to be satisfied at the Closing) (the “Closing Date”), at the offices of O’Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, California, unless another time, date or place is agreed to by the parties hereto.

Section 1.3         Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall prepare, execute and acknowledge and thereafter file articles of merger in such form as is required by Section 16-10a-1105 of the URBCA and shall make all other filings or recordings required under the URBCA.  The Merger shall become effective at such time as such filing or filings are made with the Utah Division of Corporations and Commercial Code, or at such other time as Merger Sub and the Company shall agree should be specified in such filings (the date and time of such effectiveness, being the “Effective Time”).

Section 1.4         Effects of the Merger.  The Merger shall have the effects set forth in Section 16-10a-1106 of the URBCA and all other effects specified in the applicable provisions of the URBCA.

Section 1.5         Articles of Incorporation and Bylaws.  At the Effective Time, the articles of incorporation and bylaws of Surviving Corporation shall be amended to be identical to the articles of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except that the articles of incorporation of the Surviving Corporation shall be amended, upon the filing of the articles of merger, to change the name of the Surviving Corporation to “Mariposa Software, Inc.” or such other name as may be agreed to by the parties).

Section 1.6         Directors.  At the Effective Time, each of the directors of the Company shall resign from the Board of Directors of the Company.  The directors of Merger Sub at the Effective Time shall continue as the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7         Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until the earlier of their death, resignation or removal.

Section 1.8         Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1         Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)           Capital Stock of Merger Sub.  Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent Owned Stock.  Each share of Company Common Stock that is owned by the Company or Parent or by any subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired without any conversion thereof and no consideration shall be delivered with respect thereto.

(c)           Conversion of Common Stock.

(i)            At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock (A) owned by the Company, or Parent, Merger Sub or any other subsidiary of Parent, or (B) held by shareholders (“Dissenting Shareholders”) (1) duly exercising appraisal rights pursuant to Part 13 (Section 16-10a-1301, et al.) of the URBCA or (2) having the right, pursuant to Chapter 13 of the California General Corporations Law (the “CGCL”), to dissent to the Merger and demand payment for their shares of Company Common Stock, who properly dissent and demand payment for the fair value of such shares (“Dissenting Shares” and, collectively with the shares of Company Common Stock owned by the Company or Parent, Merger Sub or any other subsidiary of Parent, the “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, $2.58 in cash (the “Merger Consideration”).

(ii)           At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration upon surrender of such certificates in accordance with Section 2.3 or the right, if any, to require the Surviving Corporation to purchase such shares of Company Common Stock for their “fair value” as determined in accordance with Part 13 (Section 16-10a-1301, et al.) of the URBCA or Chapter 13 of the CGCL.  The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock as of the Effective Time except as otherwise provided herein or by law.

Section 2.2         Closing Payments.

(a)           At the Effective Time, Parent shall pay, or cause to be paid to the party specified by Parent as the exchange agent (the “Exchange Agent”), amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments pursuant to Section 2.1(c)(i) hereof to holders of Company Common Stock issued and outstanding immediately prior to the Effective Time who are to receive the Merger Consideration.

(b)           At the Effective Time, Parent shall pay, or cause to be paid to the Exchange Agent, amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments pursuant to Section 5.5 hereof to holders of Stock Options issued and outstanding immediately prior to the Effective Time.

(c)           Any interest, dividends, or other income earned on the investment of cash deposited by Parent with the Exchange Agent in accordance with this Section 2.2 shall be for the account of and payable to Parent.

Section 2.3         Exchange of Certificates.

(a)           Within five days following the Effective Time, the Exchange Agent (as defined below) shall mail to each holder of record of Company Common Stock immediately prior to the Effective Time (other than Excluded Shares) (i) a letter of transmittal (the “Company Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Company certificates representing shares of Company Common Stock (the “Certificates”) shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

(b)           Upon surrender to the Exchange Agent of a Certificate, together with the Company Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and only upon such surrender, the holder of such Certificate shall be entitled to receive, in exchange therefor, and Parent shall promptly cause to be delivered to such holder, a check or wire transfer for the amount of Merger Consideration to which such holder is entitled, after giving effect to any required tax withholdings.  The Certificates surrendered pursuant to this

Section 2.3(b) shall forthwith be cancelled.  If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed and a lost certificate indemnity, the Exchange Agent shall issue to such holder the Merger Consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

(c)           No interest will be paid or will accrue on the amount payable upon the surrender of any Certificate.  If payment is to be made to a Person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, as reasonably determined by the Exchange Agent or Parent, and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of the Parent or the Exchange Agent that such tax has been paid or is not payable.  One year following the Effective Time, Parent shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent which have not been disbursed to holders of certificates formerly representing shares of Company Common Stock outstanding immediately prior to the Effective Time, and thereafter such holders shall be entitled to look to the Parent only as general creditors thereof with respect to cash payable upon due surrender of their Certificates.

(d)           In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, Merger Consideration may be paid or issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate, accompanied by all documents required to evidence and effect such transfer, shall be properly endorsed with signature guarantees or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.

(e)           The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock thereafter on the records of the Company.

Section 2.4         No Liability.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any cash otherwise payable to such holder of shares of Company Common Stock if paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.5         Dissenters’ Rights.  If any Dissenting Shareholder shall be entitled to require the Company to purchase such shareholder’s shares for their “fair value,” as provided in Part 13 (Section 16-10a-1301, et al.) of the URBCA or Chapter 13 of the CGCL, the Company shall give Parent prompt notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands.  Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares held by such shareholder shall thereupon be entitled to be surrendered in exchange for cash as provided by Section 2.1 and Section 2.3 hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1         Representations and Warranties of the Company.  Except as set forth on the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided that any information set forth in one section of the disclosure schedule shall be deemed to apply to each subsection of this Section 3.1 to which its relevance is readily apparent on its face) delivered to Parent by the Company as of the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

(a)           Organization, Standing and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has the requisite corporate power and authority to carry on its business as now being conducted.  Except as set forth on Schedule 3.1(a) of the Company Disclosure Schedule, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company.  The Company has made available to Parent complete and correct copies of its articles of incorporation and bylaws, each as amended to the date hereof.

(b)           No Subsidiaries or Other Equity Interests.  The Company has no Subsidiaries and except as set forth on Section 3.1(b) of the Company Disclosure Schedule, does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited partnership, limited liability company, joint venture or other entity.

(c)           Capital Structure.  The authorized capital stock of the Company consists as of the date hereof, and as of the Effective Time, of 100,000,000 shares of common stock, $.001 par value per share (“Company Common Stock”).  Other than the Company Common Stock, no other class or series of capital stock is authorized by the Company.  The rights, privileges and preferences of the Company Common Stock are as stated in the Company’s Articles of Incorporation, as amended to date.  As of the date hereof, (i) 7,221,598 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held by the Company in its treasury, and (iii) 4,780,750 shares of Company Common Stock are reserved for issuance upon exercise of the Stock Options (as hereinafter defined).  All issued and outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued upon the exercise of Stock Options will be, duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights and, as to all shares of Company Common Stock which may be issued upon the exercise of Stock

Options, are not subject to any preemptive rights.  To the Knowledge of the Company, there are no voting trusts, voting agreements, irrevocable proxies or other agreements with respect to any shares of capital stock of the Company, other than the Voting Agreements.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for other securities having the right to vote) on any matters on which the shareholders of the Company may vote.  Except as set forth above, as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) of the Company.  The Company is not a party to any agreement, arrangement or commitment of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues, earnings or financial performance of the Company or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby), or to cause the Company to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or which otherwise relate to the registration of any securities of the Company.  There are no declared or accrued dividends on the Company Common Stock.

(d)           Authority; Noncontravention.  The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Shareholder Approval, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Shareholder Approval of this Agreement.  Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principals of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of the Company under, (i) the articles of incorporation or bylaws of the Company, (ii) except as set forth in Section 3.1(d) of the Company Disclosure Schedule, any

Material Contract, or (iii) subject to the governmental filings, approvals and other matters referred to in the following paragraph, any judgment, order, decree, statute, law, ordinance, rule or regulation (including, without limitation, those of the National Indian Gaming Commission, the California Gambling Control Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission or any other tribal or governmental authority regulating any form of gaming) applicable to the Company or its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults or rights that individually or in the aggregate would not (A) have a Material Adverse Effect on the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including, without limitation, the National Indian Gaming Commission, the California Gambling Control Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission or any other tribal or governmental authority regulating any form of gaming (a “Governmental Entity”), is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of (x) the Proxy Statement (as defined in Section 5.1) and (y) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the articles of merger with the Utah Division of Corporations and Commercial Code and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the approval by (A) the Nevada State Gaming Control Board and the Nevada Gaming Commission under the Nevada Gaming Control Act and the rules and regulations promulgated thereunder and (B) other gaming regulatory bodies in jurisdictions where the Company is engaged in business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not have a Material Adverse Effect on the Company, impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.  Neither the Company nor, to the Knowledge of the Company, any director or officer of the Company has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years, asserting that a license of it or them, as applicable, under any Gaming Laws (as defined in Section 3.1(p)) is being or may be revoked or suspended other than such claims, demands, notices, complaints, court orders or administrative orders which would not have a Material Adverse Effect on the Company.

(e)           SEC Documents; Financial Statements.  Since July 1, 2003, the Company has timely filed with the SEC all required reports and forms and other documents (the “Company SEC Documents”).  As of their respective effective dates or dates of filing, as the case may be, for Company SEC Documents filed under the Securities Act or the Exchange Act, the Company SEC Documents complied in all material respects with the requirements of the

Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that the unaudited statements do not contain all notes required by GAAP and are subject to normal year-end audit adjustments) applied on a consistent basis during the periods involved (except as may be disclosed therein or required by changes in GAAP) and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended.  Except as set forth in the Company SEC Documents filed prior to the date hereof and publicly available and except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company SEC Documents or (ii) as required under this Agreement, the Company has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

(f)            Information Supplied.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting (as defined in Section 5.1(d)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

(g)           Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Documents filed prior to the date hereof and publicly available, since July 1, 2005, the Company has conducted its business only in the ordinary course consistent with prior practice, and there has not been (i) any Material Adverse Change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any granting by the Company to any officer or employee of the Company of (A) any increase in compensation or (B) any right to participate in (by way of bonus or otherwise) the profits of the Company, except, in each case, in the ordinary course of business consistent with prior practice or as was required under employment agreements or salary or wage policies in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date hereof (a list of all such employment agreements or salary or wage policies being set forth in Section 3.1(g) of the Company Disclosure Schedule), (v) any granting by the Company to any such officer or employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date hereof and publicly available, (vi) any entry into, or renewal or modification, by the Company of any employment, consulting, severance or termination agreement with any officer, director or employee of the Company, (vii) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Material Adverse Effect on the Company, (viii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, or (ix) any other action taken by the Company which, if Section 4.1 had then been in effect, would have been prohibited by such Article if taken without Parent’s consent (and no agreement, understanding, obligation or commitment to take any such action exists).

(h)           Litigation.  Except as disclosed in the Company SEC Documents filed prior to the date hereof and publicly available, there is no suit, action, investigation, audit or proceeding pending or, to the Knowledge of the Company, threatened against the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company.

(i)            Brokers.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder, or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees (other than Duff & Phelps, LLC (“Broker”) and the amounts payable to Broker under that certain agreement dated April 11, 2006), and, other than Broker, no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.  A true, correct and complete copy of the Company’s definitive engagement letter with Broker has been delivered to Parent.

(j)            Voting Requirements.  The Board of Directors of the Company at a meeting duly called and held: (i) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement; and (iii) recommended approval of this Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company’s shareholders.  The Shareholder Approval is the only approval of the holders of any class or series of the Company’s capital stock necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

(k)           Real Property.  Section 3.1(k) of the Company Disclosure Schedule sets forth a list of all real property which the Company leases as of the date hereof (“Leased Real Property”), setting forth the location of the leased premises, the term of the lease, the square footage of the leased premises and the current monthly lease payments.  Each of the leases relating to Leased Real Property is a valid and subsisting leasehold interest of the Company.  To the Knowledge of the Company, each Leased Real Property is free of subtenancies and other occupancy rights and Liens (other than statutory Liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, and repairmen’s Liens or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue or being contested in good faith by appropriate proceedings, or any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Leased Real Property), and is a valid and binding obligation of the Company and, to the Knowledge of the Company, each other party thereto, enforceable against the Company and, to the Knowledge of the Company, each other party thereto in accordance with its terms.  True, correct and complete copies of the Real Property Leases have been delivered to Parent prior to the date hereof and such Real Property Leases have not been amended or modified since that date.  There are no material disputes with respect to any Real Property Lease, and neither the Company nor, to the Knowledge of the Company, any other party to each Real Property Lease is in breach or default under such Real Property Lease, and to the Knowledge of the Company, no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease.  The Company does not owe any brokerage commissions or finder’s fees with respect to any Real Property Lease which have not been accrued or reserved for in the Company’s financial statements.  The Company does not own any real property.  The Company has good and marketable fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its other tangible and intangible assets, used or held for use in, or which are necessary to conduct, the business of the Company in all material respects as currently conducted, free and clear of any Liens.

(l)            ERISA Compliance.

(i)            The Company has delivered to, or made available for review by, Parent true and complete copies of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other collective bargaining agreements or bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plans, arrangements or understandings (collectively, “Benefit Plans”) currently maintained, or contributed to, or required to be maintained or contributed to, by the Company as of the date hereof, including all employment, termination, severance or other contracts for the benefit of any current or former employees, officers or directors of the Company.  Each of the Company’s Benefit Plans is set forth on Section 3.1(l) of the Company Disclosure Schedule.  The Company has delivered to, or made available for review by, Parent true, complete and correct copies of (A) the most recent annual report on Form 5500 filed with the Internal Revenue Service (“IRS”) with respect to each of its Benefit Plans (if any such report was required) including all attachments thereto, (B) the most recently prepared actuarial report, if any, for each such Benefit Plan, (C) the most recent summary plan description for each such Benefit Plan for which such summary plan description is required, (D) the most recently received IRS determination or opinion letter, if any, for each such Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (E) each trust agreement and group annuity contract relating to any such Benefit Plan, and (F) all discrimination tests for each such Benefit Plan for the most recent three plan years.

(ii)           Each of the Company’s Benefit Plans has been administered in all material respects in accordance with its terms.  The Company and all such Benefit Plans are in compliance in all material respects with applicable provisions of ERISA, the Code and other applicable law.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company’s Benefit Plans have been timely made or accrued.

(iii)          Each of the Company’s Pension Plans that is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has been the subject of a determination or opinion letter from the IRS to the effect that such Pension Plan or such trust is qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no such determination or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Pension Plan or trust been amended since the date of its most recent determination letter in any respect that would adversely affect its qualification.

(iv)          No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company or by any Person or entity that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) is or within the past six (6) years was (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(v)           None of the Company, any officer of the Company or any trustee or administrator or any of the Company’s Benefit Plans which are subject to ERISA, including, without limitation, its Pension Plans, has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that will subject the Company, or any officer of the Company, to tax or penalty under ERISA, the Code or other applicable law that is material to the business of the Company and that has not been corrected.

(vi)          Except as expressly set forth in this Agreement, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits payable to or in respect of any employee or former employee of the Company or the beneficiary or dependent of any such employee or former employee.

(vii)         With respect to any of the Company’s Benefit Plans that is an employee welfare benefit plan, (A) no such Benefit Plan is funded through a “welfare benefit fund,” as such term is defined in Section 419(e) of the Code, (B) each such Benefit Plan that is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (C) each such Benefit Plan (including any such Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company on or at any time after the Effective Time.

(viii)        No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of the Company, threatened against or with respect to any of the Company’s Benefit Plans or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan).  There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, Department of Labor, or other Governmental Entity with respect to any of the Company’s Benefit Plans.

(m)          Employees.

(i)            The Company is not a party to any collective bargaining agreement and there are no labor unions or other organizations representing any employee of the Company.  To the Knowledge of the Company, there are no labor unions or other organizations that have filed a petition with the National Labor Relations Board or any other government entity prior to the date hereof seeking certification as the collective bargaining representative of any employee of the Company.  To the Knowledge of the Company, no labor union or organization is engaged in or threatening to engage in any organizing activity with respect to any employee of the Company.  Prior to the date hereof, there has not been, and there is not pending or, to the Knowledge of the Company, threatened, any (1) strike, lockout, slowdown, picketing, or work stoppage with respect to the employees of the Company or (2) unfair labor practice charge against the Company.

(ii)           During the three years preceding the date hereof, the Company has not been a party to, nor threatened in writing with, any lawsuit, claim in arbitration, or charge or claim before any governmental agency, in which the Company was, or is, alleged to have violated any state or federal laws or regulations relating to employment, equal opportunity, discrimination, harassment, retaliation, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees.

(iii)          With respect to each individual employee of the Company, Section 3.1(m) of the Company Disclosure Schedule lists all current employees of the Company as of the date hereof, and for each such employee:  (i) job position; (ii) job location; (iii) classification as full-time or part-time; (iv) classification as exempt or non-exempt under applicable state or federal overtime regulations; (v) current hourly rate of compensation or base salary (as applicable); (vi) total 2004 and 2005 compensation; (vii) target incentive compensation for 2006 (commission and/or bonus, as applicable); (viii) any other compensation or allowance; (ix) vacation and paid time off accrual rate per year; (x) accrued but unused vacation and paid time off; (xi) last pay review date; (xii) hours of work per week (for non-exempt and part-time employees); (xiii) visa type (if any); and (xiv) the commencement date of employment.  To the Knowledge of the Company, as of the date of this Agreement, with the exception of the Transferred Employees (as such term is defined in the Asset Purchase Agreement), no executive, key employee or group of employees of the Company listed on Section 3.1(m) of the Company Disclosure Schedule has indicated any plans to terminate employment with the Company before or immediately after the Closing.

(iv)          During the three years preceding the date of the Agreement, the Company has complied in all material respects with all laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, anti-discrimination, anti-harassment, anti-retaliation, collective bargaining and the payment of social security and other Taxes.  The Company currently, and for each of the prior three years, has completed Form I-9s on file with respect to each of its employees and has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees during the three-year period preceding the date hereof.  For the three years preceding the date hereof, the Company is not liable for (1) any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, (2) for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice), or (3) any misclassification of any person as (x) an independent contractor rather than as an employee, or (y) an employee exempt from state or federal overtime regulations.

(v)           During the three years preceding the date hereof, the Company  has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (or any similar state, local or foreign law)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the WARN Act (or any similar state, local or foreign law)) affecting any site of employment or facility of the Company.

(vi)          The Company is not a party to any contract, agreement, or arrangement with any employee or independent contractor of the Company that (i) restricts the Company’s right to terminate the employment or consulting relationship with respect to any employee or independent contractor without cause or without a specified notice period, or (ii) obligates the Company to pay severance or provide vesting acceleration on shares or other securities of the Company to any employee or independent contractor of the Company upon either a termination of such person’s employment, consulting,  or other relationship with the Company, or upon a change in control of the Company.

(vii)         No Benefit Plan of the Company provides or, to the extent there is any remaining liability or potential liability with respect thereto, has ever provided compensation or benefits, including death, medical or health benefits (whether or not insured), after an employee’s termination of employment, and the Company has no liabilities (contingent or otherwise) with respect thereto other than (A) continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title 1 of ERISA, and the regulations thereunder, and any other applicable law, (B) death benefits or retirement benefits under any employee pension benefit plan intended to be qualified under Section 401(a) of the Code or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(viii)        To the Knowledge of the Company, no stockholder, director, officer, employee or consultant of the Company is obligated under any contract or agreement, or subject to any judgment, decree, or order of any Governmental Entity or arbitrator, that would reasonably be expected to interfere with such person’s efforts to promote the interests of the

Company or that would reasonably be expected to interfere with the Company’s business.  Neither the execution nor delivery of this Agreement will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

(n)           Taxes.

(i)            The Company has timely filed all material federal, state, local and foreign tax returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) (“Tax Returns”) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax required to be filed by it through the date hereof and shall timely file all such Tax Returns required to be filed on or before the Effective Time.  All such Tax Returns are and will be true, complete and correct in all material respects.  The Company has paid and discharged all material Taxes due from it, other than such Taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for on the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof and publicly available.  No liability for Taxes has been incurred by the Company subsequent to such date other than in the ordinary course of business.

(ii)           All Taxes that the Company was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and the Company has materially complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owning to any employee, creditor, independent contractor, or other third party.

(iii)          No claim or deficiency for any taxes has been proposed, threatened, asserted or assessed by the IRS or any other taxing authority or agency against the Company, which, if resolved against the Company, would have a Material Adverse Effect upon the Company.  No requests for waivers of the time to assess any taxes have been granted or are pending.  No power of attorney has been granted by the Company with respect to taxes which is currently in force and being utilized.

(iv)          The Company is not liable for the taxes of any Person, including, without limitation, as a result of the application of Treasury Regulations Section 1.1502-6, any analogous provision of state, local or foreign law, or as a result of any contractual arrangement with any third party or with any taxing authority.

(v)           The Company does not constitute either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(vi)          The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code, and no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

(vii)         None of the Company’s assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(viii)        There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the transactions contemplated by this Agreement.

(ix)           There is no material limitation on the utilization by the Company of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign, state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(x)            The Company is not nor has it ever been (i) a member of a group of corporations with which it has filed (or been required to file) group, consolidated, combined or unitary Tax Returns, (other than a group of which only the Company is or was a member or a group in which the Company was the common parent), or (ii) is a party to or bound by any tax indemnity, tax sharing, or tax allocation agreement.

(xi)           Section 3.1(n) of the Company Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company is currently required to file a Tax Return or is liable for any Taxes. The Company has not been informed by any jurisdiction that such jurisdiction believes that the Company was required to file any Tax Return that was not filed.  The Company has made available to Parent correct and complete copies of all income Tax Returns filed with respect to the Company for taxable periods ending after January 1, 2001, all examination reports, and statements of deficiencies assessed against or agreed to by the Company and all private letter rulings, revenue agent reports, information document requests, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company.

(xii)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; or (ii) prepaid amount received on or prior to the Closing Date.

(xiii)         There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

(xiv)        The Company has not been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of state or local Tax law.

(xv)         As used in this Agreement, “Taxes” includes all federal, state, local and foreign income, gross receipts, franchise, property, sales, use, excise, transfer, alternative minimum, add on, registration, windfall profit, stamp, occupation, employment, severance, social security, disability, payroll, withholding, environmental, customs, duties, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including obligations for withholding taxes from payments due or made to any other Person, and any interest, penalties or additions to taxes.

(o)           No Excess Parachute Payments.  No amount required to be paid (whether in cash or property or the vesting of property) in connection with any of the transactions contemplated by this Agreement to any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan of the Company currently in effect or in effect as of the Closing Date is reasonably expected to be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(p)           Compliance with Applicable Laws.

(i)            The Company has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and the Company is not in default under any such Permit, in any material respect.  The Company has not received any verbal or written communication providing that a Governmental Entity is considering limiting, suspending or revoking any of the Company’s Permits.  Except as disclosed in the Company SEC Documents filed prior to the date hereof and publicly available, the Company is in material compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity.

(ii)           The Company is, and, to the Knowledge of the Company, its directors, officers, and persons performing management functions similar to officers are, in material compliance with all Gaming Laws applicable to the Company.  The term “Gaming Laws” means any federal, state, local, tribal or foreign statute, ordinance, rule, regulation, permit, consent, registration, qualification, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition of limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of the Company or Parent, as the case may be, or any of Parent’s subsidiaries.

(q)           Environmental.

(i)            The Company is, and has been, in compliance, in all material respects, with all applicable Environmental Laws.  The Company has not received notice of any actual or potential violations or liabilities arising under Environmental Laws.  The term “Environmental Laws” means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including any applicable requirement to register underground storage tanks, relating to:  (A) emissions, discharges, releases or threatened releases of Hazardous Material (as defined below) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material; (C) protection of the environment; or (D) employee health and safety.

(ii)           To the Knowledge of the Company, during the period of ownership or operation by the Company of its current or previously owned or leased properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or any surrounding site.  The Company has not shipped or cause to be shipped any Hazardous Material to any disposal site for which it is or will be subject to any liability.  Prior to the period of ownership or operation by the Company of its current or previously owned or leased properties, no Hazardous Material was generated, treated, stored, disposed of, used, handled, released or manufactured at, or transported, shipped or disposed of from, such current or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site.  The term “Hazardous Material” means (A) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq. and the Clean Air Act, 42 U.S.C. § 7401 et seq., and any local or state statutes or regulations analogous to the foregoing statutes, (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos-containing material, (E) polychlorinated biphenyls (“PCBs”) or materials or fluids containing PCBs in excess of 50 ppm, and (F) radon.

(r)            Material Contracts; Debt Instruments.  Except as listed in Section 3.1(r) of the Company Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of the Company (the “Material Contracts”) as of the date hereof.  For purposes of this Section 3.1(r), “material” means each contract (i) reasonably anticipated to involve annual payments of $50,000 or more, aggregate payments of $100,000 or more, or which has an unexpired term in excess of one year; (ii) listed or which would be required to be listed as an exhibit to the Company’s Annual Report on Form 10-K for its fiscal year ended June 30, 2005, or included as a material contract in any subsequent filing by the Company under the Exchange Act, as amended, in each case, under the rules of the SEC; (iii) relating to indebtedness for borrowed money, excluding trade credit or payables in the ordinary course of business; (iv) creating any guarantee or keepwell arrangement or other agreement to be liable for the obligations of another Person other than the Company; (v) any joint venture, profit sharing or partnership agreement; (vi) which is an interest rate, equity or other swap or derivative instrument; (vii) which contains any provision or covenant limiting or restricting the ability of the Company to sell any products or services of or to any Person, engage in any line of business or compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company; (viii) granting or creating any security interest in, or lien on, any property or assets of the Company; or (ix) which contains any provision changing (including, for such purposes, an acceleration of payments or benefits, or the triggering of severance obligations) the benefits under, or terms of, such contract based on a “change of control,” “change of ownership,” “sale of the company” or similar type of event.  The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice, or both, would cause such a violation or default under) any Material Contract, except for such violations or defaults which would not have a Material Adverse Effect on the Company.  The Company has no outstanding commitments, whether written or oral, to deliver or provide to any customer a product containing or requiring any functionality or technology which the Company has not fully developed for production, excluding customer-requested modifications to existing technologies already in production by the Company which the Company has the current capabilities to make, as of the date hereof.

(s)           Intellectual Property.

(i)            Section 3.1(s) of the Company Disclosure Schedule lists, as of the date hereof, (A) all patents held by the Company and all pending patent applications by the Company, including for each such patent the serial or patent number, country, filing and issue date and title; (B) all registered trademarks of the Company, and all pending applications for registration by the Company of trademarks, including for each such trademark, the registration or application number, country, filing and registration date; (C) all registered copyrights of the Company and all applications by the Company for registration of copyrights, including the registration number, country and filing and registration date of each such copyright; (D) all covenants not to sue and licenses, whether express or implied, by the Company to any Person or entity of any of the rights identified in subparagraphs (A) through (C) above; and (E) all covenants not to sue and licenses, whether express or implied, by any other Person or entity to the Company of any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights or processes of any other Person or entity.

(ii)           With respect to each covenant or license identified in Section 3.1(s)(i) (each, a “License”), there is no material default (or event that with the giving of notice or passage of time would constitute a material default) by the Company or, to the Knowledge of the Company, the other party thereto.  The Company has not received any written notice (and the Company does not have Knowledge) of claims asserted by any person to use any patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes licensed by or to the Company or challenging or questioning the validity or effectiveness of any License.

(iii)          The Company has good and valid title, unencumbered by any Lien, to, or otherwise possesses adequate rights to use, all patents, trademarks, trade names, copyrights, inventions, trade secrets, software licenses and other proprietary information necessary to permit the Company to conduct the business and operations of the Company in substantially the same manner as it had been conducted prior to the date hereof.  To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in the invalidity or unenforceability of any of the claims of the patents held or used by the Company.

(iv)          To the Knowledge of the Company, the Company has not, nor has it been alleged to have, infringed upon any patent, trademark, trade name or copyright or misappropriated any trade secret of a third-party.

(v)           All current or former officers, directors, employees and consultants of the Company have assigned all of their rights in and to, including any inventorship rights, all patents (including pending patents), trademarks, copyrights, inventions and other intellectual property material to the conduct of the business and operations of the Company or if any such assignments have not been made, the Company has the valid and enforceable right to execute and file such assignments on behalf of such current or former officers, employees or directors.

(vi)          The Company has used reasonable efforts to maintain the confidentiality of all Company source code and other trade secrets and confidential information of the Company, including having all Company employees and contractors execute non-disclosure agreements restricting the use and disclosure of such code and information.

(vii)         All Company software products have been originally developed either by employees or contractors of the Company who have executed written agreements assigning all of their rights in such products to the Company, including all copyrights and moral rights.

(viii)        No Company software products contain any third-party software, code or other third-party content or components, including without limitation any third-party software of the types commonly known as open source, freeware, shareware or public domain.

(ix)           Company has not released or provided source code for any of the Company software products to any of its customers, and has not deposited or obligated itself to deposit any such source code into any escrow accounts for the benefit of any third party, or obligated itself to otherwise release or provide any such source code to any party for any reason, and neither this Agreement nor the transactions contemplated herein will result in the release of any such source code under any such escrow arrangement.

(t)            Compliance with Sarbanes-Oxley Act.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Chief Executive Officer and Chief Financial Officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certification are complete and correct.  Since the Company’s filing of its Form 10-KSB with the SEC for its fiscal year ended June 30, 2005, there have been no changes in the Company’s system of internal control over financial reporting which changes would adversely affect the Company’s system of internal control over financial reporting.  To the Knowledge of the Company, the Company’s system of internal controls over financial reporting is effective.  The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act).  The Company is otherwise in compliance with all applicable effective provisions of the SOX Act.

(u)           Insider Interests.  No shareholder, officer, director, employee or agent of the Company or any affiliate of any officer or director of the Company (as the term “affiliate” is defined in Rule 12b-2 under the Exchange Act), (i) has any interest in any material assets or property (whether real or personal, tangible or intangible) of or used in the business of the Company (other than as an owner of outstanding securities of the Company), or (ii) is indebted or otherwise obligated to the Company in an amount in excess of $60,000.  The Company is not indebted or otherwise obligated to any such Person, except for amounts not in excess of $60,000 or amounts due under normal arrangements applicable to directors, officers or employees generally as to salary or fees or reimbursement of ordinary business expenses not unusual in amount or significance.  The Company has not (i) since July 1, 2002, entered into any relationship or transaction of a sort that would be required to be disclosed by the Company in a proxy statement for a meeting relating to the election of directors pursuant to Item 404 of Regulation S-K, except for those matters that have been disclosed in the Company SEC Reports filed prior to the date hereof, or (ii) since the effective date of the SOX Act, taken any action prohibited by Section 402 of the SOX Act.  As of the date hereof, to the Knowledge of the Company, there are no losses, claims, damages, costs, expenses, liabilities or judgments which would entitle any director, officer or employee of the Company to indemnification by the Company under applicable law, the articles of incorporation or bylaws of the Company or any insurance policy maintained by the Company.

(v)           Noncompetition.  The Company is not, and after the Effective Time neither the Surviving Corporation nor Parent will be by reason of any agreement to which the Company is a party as of the date hereof, subject to any non-competition or similar restriction on their respective businesses.

(w)          Fairness Opinion.  The Special Committee appointed by the Board of Directors of the Company has received the opinion of Broker to the effect that the Merger Consideration is, as of the date hereof, fair from a financial point of view to shareholders of the Company.  The Company will furnish an accurate and complete copy of the written confirmation of such opinion to Parent as soon as reasonably practicable after the date hereof.

Section 3.2         Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub represent and warrant to the Company as follows:

(a)           Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite corporate power and authority to carry on its business as now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect on Parent.

(b)           Authority; Noncontravention.  Parent and Merger Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms.

The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the articles of incorporation or bylaws of Parent or the comparable charter or organizational documents of any of its subsidiaries, (ii) any contract for the provision of any form of gaming services or products between Parent or any of its subsidiaries and any third party, any loan or credit agreement, note, bond, mortgage, indenture, lease, joint venture or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings, approvals and other matters referred to in the following paragraph, any judgment, order, decree, statute, law, ordinance, rule or regulation (including, without limitation, those of the National Indian Gaming Commission, the California Gambling Control Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission or any other tribal or governmental authority regulating any form of gaming) applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults or rights that individually or in the aggregate would not (A) have a Material Adverse Effect on Parent, (B) impair in any material respect the ability of Parent to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the articles of merger with the Utah Division of Corporations and Commercial Code and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iii) the approval by (A) the Nevada State Gaming Control Board and the Nevada

Gaming Commission under the Nevada Gaming Control Act and the rules and regulations promulgated thereunder and (B) other gaming regulatory bodies in jurisdictions where Parent or its subsidiaries are engaged in business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not have a Material Adverse Effect on Parent, impair in any respect the ability of Parent to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.  Neither Parent nor any subsidiary of Parent nor any director or officer of Parent or of any subsidiary of Parent has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years, asserting that a license of it or them, as applicable, under any Gaming Laws (as defined in Section 3.1(p)) is being or may be revoked or suspended which would prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or which would have a Material Adverse Effect on Parent.

(c)           Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)           Voting Requirements.  The Boards of Directors of Parent and Merger Sub at a meeting duly called and held (or by a valid written consent): (i) determined that the Merger is advisable and fair and in the best interests of Parent and its shareholders; and (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement.  No vote of the holders of any class or series of the Parent’s or Merger Sub’s capital stock is necessary to approve the Merger, this Agreement or the transactions contemplated by this Agreement, except for the approval by Parent as the sole shareholder of Merger Sub, which approval has been obtained.

(e)           Brokers.  Neither Parent nor any of its subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder, or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Parent or any of its subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(f)            Interim Operations of Merger Sub.

(i)            Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(ii)           As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(g)           Financial Ability.  Parent has available cash on hand to pay the Merger Consideration and the other amounts payable by Parent pursuant to this Agreement.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1         Conduct of Business.  Except as expressly set forth in this Agreement or with the prior written consent of Parent (which consent may be withheld by Parent in its sole discretion, but such determination to grant or withhold a consent shall be promptly made and communicated to the Company) during the period from the date hereof to the Effective Time or until the earlier termination of this Agreement pursuant to its terms, the Company shall carry on its business in the usual, regular and ordinary course consistent with the manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.  Without limiting the generality of the foregoing, and except as expressly set forth in this Agreement or with the prior written consent of Parent (which consent may be withheld by Parent in its sole discretion, but such determination to grant or withhold a consent shall be promptly made and communicated to the Company), between the date hereof and the Effective Time or until the earlier termination of this Agreement pursuant to its terms, the Company shall not, except as set forth on Schedule 4.1:

(a)           (1) declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (3) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements (to the extent true and correct copies of such stock option or purchase agreements have been provided to Parent prior to the date hereof);

(b)           other than the issuance of Company Common Stock upon the exercise of Stock Options outstanding on the date hereof in accordance with their present terms, (1) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (2) amend, waive or otherwise modify the terms of any such rights, warrants or options (except as expressly contemplated by this Agreement) or (3) accelerate the vesting of any of the Stock Options (except as contemplated by this Agreement);

(c)           amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

(d)           acquire or agree to acquire (for cash or shares of stock or otherwise) (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (B) any assets with a fair market value in excess of $50,000 except purchases of fixtures, furniture, supplies and equipment in the ordinary course of business consistent with past practice;

(e)           commence or undertake or agree to commence the operation or development of a casino or other gaming operations of any nature (excluding the existing gaming operations of the Company);

(f)            mortgage or otherwise encumber or subject to any Lien, or sell, lease, license, exchange or otherwise dispose of any of, its properties or assets, except for sales and licenses of its properties or assets in the ordinary course of business consistent with past practice;

(g)           (1) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (2) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or advances to employees of the Company for travel or business expenses in the ordinary course of business;

(h)           authorize any capital commitment or capital lease which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $100,000;

(i)            make, amend or rescind any express or deemed election relating to material taxes, make a request for a tax ruling or enter into a closing agreement, file any amendments to any previously filed Tax Returns, surrender any right to claim an amount of refund of any Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending June 30, 2005, except as may be required by applicable law;

(j)            settle or compromise any pending or threatened suit, action, claim (other than claims related to accounts receivable of the Company which were fully reserved against in the most recent consolidated financial statements of the Company included in the Company SEC Documents) or initiate any litigation against any third party;

(k)           pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice;

(l)            (1) increase the rate of compensation payable or to become payable generally to any of the Company’s directors, officers or employees other than usual and customary increases in the ordinary course of business consistent with past practice or as required under employment agreements or salary or wage policies set forth in Section 3.1(g) of the Company Disclosure Schedule, (2) pay or agree to pay any pension, retirement allowance, severance, continuation or termination benefit or other material employee benefit, except as required under a Pension Plan, Benefit Plan or employment agreement in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date hereof and publicly available or as otherwise provided to Parent in writing prior to the date hereof, (3) establish, adopt or commit itself to any additional pension, profit sharing, bonus (excluding retention bonuses not in excess of $135,000 in the aggregate), incentive, change in control, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other material employee benefit plan, agreement or arrangement, or amend or modify or increase the benefits under or take any action to accelerate the rights or benefits under any collective bargaining agreement or any employee benefit plan, agreement or arrangement, including the Stock Option Plans or other Benefit Plans, except to the extent necessary to comply with applicable law or as contemplated by this Agreement, (4) enter into any severance, change in control, or employment agreement with or for the benefit of any Person (except as contemplated by this Agreement), or (5) increase the rate of compensation under or otherwise change the terms of any existing employment agreement (except as contemplated by this Agreement);

(m)          except in the ordinary course of business consistent with past practice or to the extent necessary to comply with applicable law, enter into, modify, or amend in any material respect, or renew, fail to renew or terminate, any material contract or agreement to which the Company is a party (including without limitation any Company Benefit Plan) or waive, release or assign any material rights or claims;

(n)           change fiscal years;

(o)           take any action to change in any material respect its accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable), except as required by GAAP to the extent that the Company has notified Parent in writing prior to making such change required by GAAP;

(p)           authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company;

(q)           enter into any collective bargaining agreement;

(r)            engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of the Company’s affiliates other than pursuant to such agreements existing on the date hereof and disclosed on the Company Disclosure Schedule;

(s)           enter into any agreement which contains any provision or covenant limiting or restricting the ability of the Company, or any of its affiliates, to sell any products or services of or to any Person, engage in any line of business or compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its affiliates;

(t)            enter into any agreement with respect to its Mariposa Software; or

(u)           authorize any of, or commit or agree to take any of, the foregoing actions.

Section 4.2         No Inconsistent Activities.

(a)           In light of the consideration given by the Board of Directors of the Company prior to the execution of this Agreement to, among other things, the transactions contemplated hereby, and in light of the Company’s representations contained in Section 3.1(j), and Section 3.1(w), the Company agrees that it shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a Takeover Proposal (as defined below), or (ii) participate in any negotiations or discussions regarding any Takeover Proposal or furnish to any Person any nonpublic information with respect to a Takeover Proposal, or (iii) approve or endorse or recommend any Takeover Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment accepting any Takeover Proposal or relating to any Takeover Proposal (other than a confidentiality agreement entered into with a party making a Takeover Proposal contemplated by clause (x) below); provided, however, that if, at any time prior to obtaining Shareholder Approval of adoption of this Agreement (the “Applicable Period”), the Company receives a bona fide Takeover Proposal that did not result from a breach of this Section 4.2(a), and the Board of Directors of the Company determines in good faith, (A) after consultation with its outside legal and financial advisors, that such Takeover Proposal is, or is reasonably likely to result in, a Superior Proposal (as defined in Section 4.2(c) hereof), and (B) after consultation with its outside legal advisor, that failure to do so is reasonably likely to result in a breach of the Board of Directors’ fiduciary obligations under applicable law, the Company may (x) furnish information with respect to the Company to the Person making such proposal (and its representatives) pursuant to a confidentiality agreement containing terms no less favorable in the aggregate to the Company than those set forth in that certain Confidentiality Agreement (the “Confidentiality Agreement”), dated as of September 8, 2005, between Parent and the Company (provided, that such confidentiality agreement shall not in any way restrict the Company from complying with its disclosure obligations under this Agreement, including with respect to such proposal) and (y) participate in discussions or negotiations regarding such proposal.  The Company shall, and shall cause officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives retained by it to, immediately cease and cause to be terminated any discussions or negotiations with any third party (other than Parent or Merger Sub) conducted heretofore with respect to any Takeover

Proposal.  For purposes of this Agreement, “Takeover Proposal” means any bona fide inquiry, proposal, request or offer from any Person (other than Parent or Merger Sub) relating to (i) any direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (including equity securities) of the Company, (ii) any direct or indirect acquisition or purchase of 10% or more of any class of voting securities of the Company, (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of voting securities of the Company, (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case other than the transactions contemplated by this Agreement, or (v) any sale, lease, exchange, transfer, license, acquisition, or disposition of more than 10% of the assets of the Company.

(b)           Except as expressly permitted by this Section 4.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal.

(c)           Notwithstanding the foregoing, in response to a Takeover Proposal that did not otherwise result from a breach of Section 4.2(a) of this Agreement, during the Applicable Period, the Board of Directors of the Company may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action is reasonably likely to result in a breach of the Board of Directors’ fiduciary obligations under applicable law, (A) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the Merger, (B) approve or recommend, or propose to approve or recommend, such Superior Proposal (any of the foregoing actions contemplated by clause (A) or (B), a “Change of Recommendation”) or (C) terminate this Agreement pursuant to Section 7.1(h) of this Agreement, but only after:

(i)            such Board of Directors has determined in good faith that such Takeover Proposal constitutes a Superior Proposal;

(ii)           the Company shall have delivered to Parent written notice at least five business days prior to publicly effecting such Change of Recommendation or terminating this Agreement which shall state expressly (1) that the Company has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal, and (3) that the Company intends to effect a Change of Recommendation or terminate this Agreement;

(iii)          during the five business day period referenced in clause (ii) above, the Company negotiates with Parent in good faith with respect to adjustments to the terms and conditions of this Agreement that Parent may suggest during such period; and

(iv)          during the five business day period referenced in clause (ii) above, such Board of Directors does not conclude in good faith that such Takeover Proposal (including any adjustments thereto during such five business day period) no longer constitutes a Superior Proposal.

For purposes of this Agreement, “Superior Proposal” means any written bona fide offer made by a third party other than Parent or Merger Sub to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or all of the outstanding voting securities of the Company, on terms that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) to be more favorable (taking into account (i) all financial considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Board of Directors, (ii) the identity of the third party making such Takeover Proposal and (iii) the conditions and prospects for completion of such Takeover Proposal) to the Company’s shareholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement).

(d)           In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.2, the Company shall (i) as promptly as practicable advise Parent of any Takeover Proposal, the principal terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the Person making any such Takeover Proposal, (ii) provide Parent with (A) a copy of all written materials provided by or on behalf of such Person in connection with the Takeover Proposal that describe or relate to the terms and conditions of such Takeover Proposal and (B) notice of the Company’s intention to enter into negotiations with any third party with respect to a Takeover Proposal, and (iii) contemporaneously with furnishing any nonpublic information with regard to the Company to such third party, furnish such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished).  The Company shall keep Parent informed of the status and details (including providing notice to Parent promptly, and in any event within 24 hours, of any changes to any material term thereof) of any such Takeover Proposal. Contemporaneously with any termination by the Company of this Agreement pursuant to Section 7.1(h) hereof, the Company shall provide Parent with a written verification that it has complied with its obligations pursuant to this Section 4.2.

(e)           Nothing contained in this Section 4.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

(f)            The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1         Preparation of the Proxy Statement; Shareholders’ Meeting.

(a)           As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement relating to the meeting of the Company’s shareholders to be held to obtain the Shareholder Approval (together with any amendments thereof or supplements thereto, the “Proxy Statement”).  In connection with the notice of the Company’s shareholders meeting at which the Merger is to be approved by the Company’s shareholders, the Company shall have complied with Section 16-10a-1320 of the URBCA and Section 1301 of the CGCL, and thereafter, shall comply with all other applicable provisions of Part 13 (Section 16-10a-1301, et al.) of the URBCA and Chapter 13 of the CGCL, regarding dissenters’ rights under Utah and California law, respectively.  The Company shall obtain and furnish the information required to be included in the Proxy Statement and shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement and form of proxy to be mailed to the Company’s shareholders at the earliest practicable date after filing with the SEC.  Parent shall cooperate in the preparation of the Proxy Statement (as amended or supplemented) and shall as soon as reasonably practicable after the date hereof furnish the Company with all information for inclusion in the Proxy Statement as the Company may reasonably request.  The Company agrees, as to information with respect to the Company, its officers, directors and shareholders contained in the Proxy Statement and any related filings, and Parent agrees, as to information with respect to Parent and Merger Sub and their respective officers, directors and shareholders contained in the Proxy Statement and any related filings, that such information, at the date the Proxy Statement is mailed and (as amended or supplemented) at the time of the Company Shareholders Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  Parent and its counsel shall be given the opportunity to review the Proxy Statement and all amendments or supplements thereof, prior to their being filed with the SEC and the Company shall not make any such filing without the approval of Parent (which shall not be unreasonably withheld or delayed).  The Company will advise Parent, promptly after it receives notice thereof, of the time when the Proxy Statement (or any related filings) have been cleared by the SEC or of any request by the SEC for an amendment of the Proxy Statement (or any related filings) or of comments from the SEC thereon and proposed responses thereto or of requests by the SEC for additional information.  The Company, on the one hand, and Parent, on the other hand, agree to promptly correct any information provided by either of them for use in the Proxy Statement (or any related filings), if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps reasonably necessary to cause the Proxy Statement (and any related filings) as so corrected to be filed with the SEC and to use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company’s shareholders, in each case, as and to the extent required by applicable laws.  The Company shall cooperate in the preparation, signing (to the extent required) and filing of any other filings required to be filed with the SEC in connection herewith, and shall as soon as practicable after the date hereof furnish Parent with all information for inclusion in any such filings as shall be reasonably requested by Parent.

(b)           Parent agrees promptly to advise the Company if at any time prior to the Company Shareholders’ Meeting (as defined below) any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission.  Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable law after the mailing thereof to the shareholders of the Company.

(c)           The Company agrees promptly to advise Parent if at any time prior to the Company Shareholders’ Meeting (as defined below) any information provided by it in the Proxy Statement (or any related filings) is or becomes incorrect or incomplete in any material respect and to provide Parent with the information needed to correct such inaccuracy or omission.  The Company will furnish Parent with such supplemental information as may be necessary in order to cause any other filings required to be filed with the SEC in connection herewith, insofar as it relates to the Company, to comply with applicable law after the mailing thereof to shareholders of the Company.

(d)           As soon as reasonably practicable following the date hereof, the Company shall call and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”), for the purpose of obtaining the Shareholder Approval.  Subject to the fiduciary duties of its Board of Directors, applicable law and the Company’s Articles of Incorporation and Bylaws, the Company shall use its commercially reasonable efforts to solicit from its shareholders proxies, and shall take all other action reasonably necessary or advisable to secure the approval of shareholders required by applicable law or otherwise to obtain the Shareholder Approval, and through its Board of Directors, subject to the provisions of Section 4.2(c), shall recommend to its shareholders the obtaining of the Shareholder Approval.

Section 5.2         Access to Information; Confidentiality.  The Company shall afford Parent, and the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours, from the date hereof through the earlier of the Effective Time or the Outside Date (the “Pre-Closing Period”), to its properties, books, contracts, commitments, personnel and records and, during such period, (a) the Company shall furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request and (b) the Company shall provide Parent’s officers and representatives with reasonable access during normal business hours to the officers of the Company responsible for the financial statements, internal controls and disclosure controls and procedures of the Company to discuss such matters as Parent may deem reasonably necessary or appropriate for Parent to satisfy its obligations under Sections 302 and 906 of SOX and any rules and regulations relating thereto.  Except as required by law, each of the Company and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement, including but not limited to the terms and conditions of this Agreement and the existence of Merger discussions prior to public disclosure pursuant to Section 5.10.

Section 5.3         Reasonable Efforts; Notification.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Parent and Merger Sub agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including (i) the making of all necessary applications, registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all necessary actions or nonactions, licenses, consents, approvals or waivers from Governmental Entities and other third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Asset Purchase Agreement and (iv) the defending of any lawsuits or other legal proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, including the using of all commercially reasonable efforts necessary to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby.  For purposes of this Agreement, “commercially reasonable efforts” shall not require Parent or Merger Sub to take any actions in connection with any competition laws under clauses (ii) or (iv) of this Section 5.3(a) except in its sole discretion and nothing in this Agreement shall require Parent or Merger Sub to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, Merger Sub, the Company or any of their respective subsidiaries.

(b)           During the Pre-Closing Period, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence of any change or event having, or which insofar as can reasonably be foreseen to have, a Material Adverse Effect on the Company or Parent, as the case may be; provided, however, that no such notification shall (A) affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or (B) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.4         Gaming Approvals.

(a)           Gaming Approvals.

(i)            Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, qualifications, consents, waivers, variances, exemptions, orders, approvals and authorizations of all Governmental Entities which are necessary in connection with the consummation of the transactions contemplated by this Agreement (whether required to be made or obtained prior to or after the Effective Time), including, without limitation, the filing by Parent of an application with the Barona Gaming Commission requesting licensure of Merger Sub, if required, (all of the foregoing, collectively “Gaming Approvals”), and to comply with the terms and conditions of all such Gaming Approvals.  Each of the Company and Parent shall use all commercially reasonable efforts to, and shall cause their respective officers, directors and affiliates to use all commercially reasonable efforts to, obtain the Gaming Approvals, including, without limitation, (A) filing within thirty days after the date hereof, and in all events filing within forty five days after the date hereof, all required initial applications and documents in connection with obtaining the Gaming Approvals and acting reasonably and promptly thereafter in responding to additional requests in connection therewith and (B) in the case of Parent, ensuring that only Persons who are not Ineligible Persons (as defined below) are elected to serve as directors and officers of Merger Sub during the Pre-Closing Period.  Parent and the Company shall have the right to review in advance, and to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective subsidiaries, directors, officers and shareholders, which appear in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement.  The Company and Parent agree promptly to advise each other upon receiving any communication from any Governmental Entity which causes such party to believe that there is a reasonable likelihood that any Gaming Approval required from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

(ii)           Nothing in this Agreement shall obligate Parent to take any action which would require the voluntary surrender, forfeiture or other termination by Parent of a Gaming Approval then held by Parent or any of its subsidiaries.

(b)           Denial of License; Individuals.  If any Person shall become an Ineligible Person prior to the Closing, then (i) the Company shall use its best efforts to cause each Ineligible Person to, immediately and permanently, resign from any position, including as director or officer, in the Company and each Ineligible Person shall have no further management role in the Company, (ii) if required to do so by any Governmental Entity as a condition to receipt of any Gaming Approval, the Company shall use its best efforts to cause each Ineligible Person to dispose of all of its securities or other ownership interests in the Company, and (iii) the Company shall use its best efforts to cause each Ineligible Person to, cooperate with the Company, Parent and Merger Sub in their efforts to obtain and retain in full force and effect the Gaming Approval.  “Ineligible Person” shall mean any Person who owns any capital stock or other interest in the Company (i) who is denied a Gaming Approval, disqualified from eligibility for a Gaming Approval or found unsuitable by any Governmental Entity before the Closing Date, (ii) whose continued involvement in the business of the Company as an employee, director, officer or otherwise, may, in Parent’s opinion after consultation with counsel, have a material adverse effect on the likelihood that any Governmental Entity will issue a Gaming Approval to the Company, the Surviving Corporation, Merger Sub or Parent or (iii) is expressly precluded from having any continuing interest in the Company, the Surviving Corporation, Merger Sub or

Parent in any Gaming Approval granted by a Governmental Entity as a condition to the issuance or continued validity of any Gaming Approval by any Governmental Entity.

Section 5.5         Stock Options.  At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Stock Option”) heretofore granted under any stock option or stock appreciation rights plan, program or arrangement of the Company or under any stock option award agreement, including, without limitation, the Company’s 1995 Stock Option Plan and 1996 Non-Employee Directors Stock Option Plan (the “Stock Option Plans”), whether or not exercisable or vested, shall by virtue of the Merger and without any action on the part of any holder of any Stock Option be cancelled and the holder thereof will receive within 10 business days of the Effective Time a cash payment with respect thereto equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Stock Option, and (b) the number of shares of Company Common Stock issuable upon exercise of such Stock Option (the “Option Cash Payment”). All amounts payable pursuant to this Section 5.5 shall be subject to and reduced by the amount of any withholding and/or deduction that is required under applicable tax laws. As of the Effective Time, all Stock Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Stock Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. As soon as practicable following the date hereof (and in all events prior to the Closing Date), the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Stock Option Plans) shall adopt such resolutions and/or take such other commercially reasonable actions as are necessary or advisable such that each Stock Option is treated in accordance with this Section 5.5 (including, without limitation, obtaining the express consents of the holders of Stock Options constituting not less than 85% of the outstanding Stock Options (determined with reference to the number of shares of Company Common Stock subject to such Stock Options) to the treatment of such Stock Options afforded by this Section 5.5).

Section 5.6         Takeover Statutes; Inconsistent Actions.  If any “fair price,” “moratorium,” “control share,” “business combination,” “shareholder protection” or similar or other anti-takeover statute or regulation enacted under any state or federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take all such actions as are within its authority so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use all commercially reasonable efforts to eliminate the effects of such statute or regulation on the Merger and the transactions contemplated hereby.  The Company has not and, during the term of this Agreement shall not, adopt, effect or implement any “shareholders’ rights plan,” “poison pill” or similar arrangement adverse to Parent.

Section 5.7         Indemnification, Exculpation and Insurance.

(a)           The articles of incorporation and the bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s articles of incorporation and bylaws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

(b)           For six years from the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance covering claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time against those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore made available to Parent) on terms no less favorable to such indemnified parties than the terms of the Company’s current insurance coverage; provided, however, that (i) in lieu of the purchase of such insurance by the Surviving Corporation or Parent, the Company may purchase a six-year extended reporting period endorsement (“reporting tail coverage”) under its existing directors’ and officers’ liability insurance coverage and (ii) if the cost of such insurance shall exceed $250,000, then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide coverage affording the same protection as maintained by Parent as of such date for its officers and directors.

(c)           The obligations of the Company, the Surviving Corporation and Parent contained in this Section 5.7 shall be binding on the successors and assigns of Parent and the Surviving Corporation.  If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.

Section 5.8         Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 5.9         Fees and Expenses.  Except as provided in Section 7.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 5.10       Public Announcements.  Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, including without limitation those press releases that may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange; provided, however, that no such consultation or opportunity to review shall be required if prior to the date of such release or public statement the Company shall have withheld, withdrawn, modified or refrained from making its recommendation in favor of adoption of this Agreement pursuant to Section 4.2(c).

Section 5.11       Resignation of Directors and Officers.  The Company shall use commercially reasonable efforts to cause the officers and directors of the Company listed on Schedule 5.11 to resign their positions as such as of the Effective Time.

Section 5.12       Disposition of Litigation.  In connection with any litigation which may be brought against the Company or its directors or officers relating to the transactions contemplated hereby, the Company shall keep Parent and Merger Sub, and any counsel which Parent and Merger Sub may retain at their own expense, informed of the status of such litigation and, so long as a joint defense/common interest agreement remains in effect by and between the Company, Parent and Merger Sub (in form and substance reasonably satisfactory to the parties), the Company will provide Parent’s and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Parent and Merger Sub are not otherwise a party thereto.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1         Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           Shareholder Approval.  The Shareholder Approval shall have been obtained.

(b)           No Injunctions or Restraints.  No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

Section 6.2         Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement (which for purposes of this Section 6.2(a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) shall be true and correct as of the date hereof and on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct (as of the date hereof and on and as of the Closing Date), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(c)           Certificates and Other Deliveries.  The Company shall have delivered, or caused to be delivered, to Parent (i) a certificate of good standing from the Utah Division of Corporations and Commercial Code stating that the Company is a validly existing corporation in good standing, (ii) duly adopted resolutions of the Board of Directors and shareholders of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary of the Company, (iii) a true and complete copy of the articles of incorporation of the Company certified by the Utah Division of Corporations and Commercial Code, and a true and complete copy of the bylaws or comparable governing instruments, as amended, of the Company certified by the Secretary of the Company, and (iv) a properly executed statement for purposes of satisfying the Company’s obligations under Treasury Regulations Section 1.1445.2(c)(3).

(d)           No Material Adverse Change.  From and including the date hereof, there shall not have occurred a Material Adverse Change with respect to the Company, except for any Material Adverse Change which has occurred during the Pre-Closing Period and has been substantially cured within the earlier to occur of 60 days and the Outside Date, and is no longer a Material Adverse Change.

(e)           Consents and Approvals.  All licenses, permits, consents, approvals, waivers, findings of suitability, authorizations, qualifications and orders of, and declarations, registrations and filings (including, without limitation, all Gaming Approvals) (collectively, “Consents and Filings”) required to be made or obtained by the Company or Parent from all Governmental Entities and parties to loan or credit agreements, notes, mortgages, indentures, leases or other contracts, agreements or instruments to which the Company, Parent or any of Parent’s subsidiaries is a party or by which the Company, Parent or any of Parent’s subsidiaries or their respective assets are bound, as are required under the terms thereof or hereof in connection with the Merger and the consummation of the transactions contemplated hereby, shall have been obtained or made, as applicable, by the Company or Parent, as the case may be, without the imposition of any limitations, prohibitions or requirements, and are in full force and effect, other than those Consents and Filings (excluding Gaming Approvals) which, if not obtained or made, would not, or such limitations, prohibitions or requirements which would not have or cause (i) a material adverse effect on the transactions contemplated hereby, (ii) a Material Adverse Effect on the Surviving Corporation or Parent after the Effective Time, or (iii) a Material Adverse Effect on the continuation of the operations and business of the Company by the Surviving Corporation after the consummation of the transactions contemplated hereby.

(f)            Termination of 401(k) Plan.  The Company will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate each 401(k) Plan sponsored or maintained by the Company, effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing).  Immediately prior to such termination, the Company will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination.  For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k).  The Company shall provide Parent with a copy of resolutions duly adopted by the Company’s board of directors so terminating any such 401(k) Plan.

(g)           Asset Purchase Agreement and Consulting Services Agreement.  Each of the Asset Purchase Agreement and the Consulting Services Agreement shall continue to be in full force and effect and all conditions to the closing of the Asset Purchase Agreement shall have been satisfied or will be satisfied concurrently with the closing of the Merger.

(h)           Dissenting Shareholders.  The number of Dissenting Shares properly demanded pursuant to applicable laws shall not exceed seven and a half percent (7.5%) of the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

(i)            Barona Consent.  The Barona Consent Agreement and Modification No. 3 to Amended and Restated Consulting Agreement (each in the form presented to Parent immediately prior to the signing of this Agreement), shall each have been consented to by the lenders to the Barona Band of Mission Indians, such that effective as of the Closing, each of the Barona Consent Agreement and Modification No. 3 to Amended and Restated Consulting Agreement shall be fully effective.

(j)            Barona Gaming Commission.  The Barona Gaming Commission shall have granted to Merger Sub any required licenses or approvals, whether permanent or temporary, of the Barona Gaming Commission in connection with the transactions contemplated by this Agreement.

Section 6.3         Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are also subject to the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement (which for purposes of this Section 6.3(a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) shall be true and correct as of the date hereof and on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct (as of the date hereof and on and as of the Closing Date), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the ability of Parent and Merger

Sub to consummate the transactions contemplated hereby.  The Company shall have received a certificate of a duly authorized officer of Parent to such effect.

(b)           Agreements and Covenants.  Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  The Company shall have received a certificate of a duly authorized officer of Parent to such effect.

(c)           Certificates and Other Deliveries.  Parent shall have delivered to the Company (i) a certificate of existence from the Utah Division of Corporations and Commercial Code stating that Merger Sub is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors of each of Parent and Merger Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the shareholders of Merger Sub approving the Merger, each certified by the Secretary or the Assistant Secretary of the relevant party; and (iii) a true and complete copy of the articles of incorporation, as amended, of Merger Sub certified by the Utah Division of Corporations and Commercial Code, and a true and complete copy of the bylaws, as amended, of Merger Sub certified by the Secretary of Merger Sub.

(d)           Consents and Approvals.  All Consents and Filings required to be obtained by the Company from all Governmental Entities, as are required in connection with the Merger and the consummation of the transactions contemplated hereby, shall have been obtained by the Company, and shall be in full force and effect, other than those Consents and Filings (excluding Gaming Approvals) which, if not obtained or made, would not, or such limitations, prohibitions or requirements which would not have or cause (i) a material adverse effect on the transactions contemplated hereby, (ii) a Material Adverse Effect on the Surviving Corporation or Parent after the Effective Time, or (iii) a Material Adverse Effect on the continuation of the operations and business of the Company by the Surviving Corporation after the consummation of the transactions contemplated hereby.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1         Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company:

(a)           by mutual written consent of Parent and the Company, if the Board of Directors of each so determines by the affirmative vote of a majority of the members of its entire Board of Directors;

(b)           by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) of this Agreement and (B) is incapable of being cured (or is not cured) by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform by Parent, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by Parent;

(c)           by the Company if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) of this Agreement and (B) is incapable of being cured (or is not cured) by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform by the Company, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the Company;

(d)           by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

(e)           by either Parent or the Company, if the Merger shall not have occurred within 180 days after the date hereof (the “Outside Date”), provided, however, that if the Merger has not been consummated because of a failure to obtain approval from a Governmental Entity and such approval is still being pursued, then Parent or the Company may extend such date to 270 days after the date hereof by providing written notice thereof to the Company or Parent, as appropriate, on or before 180 days after the date hereof;

(f)            by either Parent or the Company, if the Shareholder Approval as required by Section 6.1(a) of this Agreement shall not have been obtained at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(g)           by Parent, if (A) the Board of Directors of the Company (or any committee thereof) (i) shall have withdrawn or adversely modified, or proposed publicly to withdraw or adversely modify, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) shall fail to reaffirm publicly such approval or recommendation within 10 business days of receipt of Parent’s written request at any time when a Takeover Proposal shall have been made and not rejected by the Board of Directors of the Company, provided, that, such 10-business day period shall be extended for 10 business days following any material modification to such Takeover Proposal occurring after the receipt of Parent’s written request and provided, further, that such 10-business day period shall recommence each time a Takeover Proposal has been made following the receipt of Parent’s written request by a Person that had not made a Takeover Proposal prior to the receipt of Parent’s written request, (iii) shall have approved or recommended, or proposed to approve or recommend, a Takeover Proposal, (iv) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Takeover Proposal, or (v) a tender or exchange offer relating to its securities shall have been commenced by a Person, entity or group unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, or (B) there has been a material and willful breach of Section 4.2; or

(h)           by the Company in accordance with Section 4.2(c) hereof, provided, that, in order for the termination of this Agreement pursuant to this Section 7.1(h) to be deemed effective, the Company shall have complied with Section 4.2 hereof and with the payment of the Termination Fee in Section 7.5 hereof.

Section 7.2         Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors, except as set forth in the last sentence of Section 5.2, Section 5.9, 5.10, Section 7.5 and ARTICLE VIII which shall survive termination and except that such termination shall not relieve a party from liability as a result of the willful breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3         Amendment.  This Agreement may be amended by the parties at any time before or after approval hereof by the shareholders of the Company; provided, however, that after such shareholder approval there shall not be made any amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4         Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 7.5         Termination Fee.

(a)           In the event (i) Company terminates this Agreement pursuant to Section 7.1(h) or (ii) Parent terminates this Agreement pursuant to Section 7.1(g), then the Company shall pay Parent an amount equal to $750,000 (the “Termination Fee”) by wire transfer of immediately available funds upon the occurrence of such event in the case of termination pursuant to Section 7.1(h), and within 2 business days in the case of termination pursuant to Section 7.1(g).

(b)           The Company shall also pay Parent the Termination Fee by wire transfer of immediately available funds in the event this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(f) and prior to such termination a Takeover Proposal shall have been publicly disclosed and, except with respect to a Takeover Proposal that is consummated or with respect to which an Acquisition Agreement is entered into by the Company during the one-year period following such termination (a “Subsequent Takeover Proposal”), not withdrawn or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and, except with respect to a Subsequent Takeover Proposal, not withdrawn such intention, and within one year of such termination the Company enters into any Acquisition

Agreement related to any Takeover Proposal (and the Takeover Proposal set forth in such Acquisition Agreement is subsequently consummated, whether during or after such one-year period) or consummates a Takeover Proposal (for the purposes of the foregoing and Section 7.5(c) below, the terms “Acquisition Agreement” and “Takeover Proposal” shall have the meanings assigned to such terms in Section 4.2 hereof except that the references to “10%” in the definition of “Takeover Proposal” in Section 4.2(a) hereof shall be deemed to be references to “50%”).  The Termination Fee shall be due and payable upon the entry into an Acquisition Agreement or consummation of a Takeover Proposal as provided in this Section 7.5(b).

(c)           The Company shall, subject to the proviso in the last sentence of this Section 7.5(c), also pay Parent the Termination Fee by wire transfer of immediately available funds in the event this Agreement is terminated pursuant to Section 7.1(e) and prior to such termination a Takeover Proposal shall have been received by the Company and, except with respect to a Subsequent Takeover Proposal, not withdrawn or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and, except with respect to a Subsequent Takeover Proposal, not withdrawn such intention, and within one year of such termination the Company enters into any Acquisition Agreement related to any Takeover Proposal (and the Takeover Proposal set forth in such Acquisition Agreement is subsequently consummated, whether during or after such one-year period) or consummates a Takeover Proposal.  The Termination Fee shall be due and payable upon the entry into an Acquisition Agreement or consummation of a Takeover Proposal as provided in this Section 7.5(c); provided, however that in the event that (i) the Takeover Proposal set forth in the Acquisition Agreement or consummated during the one year period referred to in this Section 7.5(c) is inferior, from a financial point of view, to the shareholders of the Company in comparison to the terms contemplated by this Agreement, and (ii) the board of directors of the Company concludes in good faith that Parent or Merger Sub is primarily and willfully responsible for the failure of the Closing to have occurred prior to the Outside Date, then the Company shall deposit the Termination Fee (at the same time that it would have otherwise been required to deliver the Termination Fee to Parent) with a third party commercial financial institution reasonably acceptable to Parent under the terms of an escrow agreement reasonably satisfactory to Parent.  The escrow agreement will provide that the Termination Fee will be released to Parent or the Company as follows:

(i)            The parties shall attempt in good faith to select from the AAA panel one (1) arbitrator mutually acceptable to both parties sitting in the State of Nevada.  If the parties fail to agree upon an arbitrator within fifteen (15) calendar days, an arbitrator shall be selected by AAA pursuant to the procedures set forth in the rules for arbitration established by the AAA (the arbitrator selected pursuant to this clause (i) is referred to herein as the “Arbitrator”).

(ii)           The sole question before the Arbitrator will be to determine whether both of the following conditions to release of the Termination Fee to the Company (the “Release Conditions”) have occurred: (1) the Takeover Proposal set forth in the Acquisition Agreement or consummated during the one year period described above is inferior, from a financial point of view, to the shareholders of the Company in comparison to the terms contemplated by this Agreement, and (2) Parent or Merger Sub is primarily and willfully responsible for the failure of the Closing to have occurred prior to the Outside Date.

(iii)          If the Arbitrator determines, in a final written determination, that both of the Release Conditions have occurred, then the Termination Fee shall be automatically released to the Company.

(iv)          If the Arbitrator determines, in a final written determination, that one or both of the Release Conditions have not occurred, then the Termination Fee shall be automatically released to Parent.

(v)           The fees and expenses of the Arbitrator shall be borne equally by Parent and the Company.

(d)           The parties agree that the agreements contained in Section 7.5 are an integral part of the transactions contemplated by this Agreement.  If the Company fails to promptly pay to Parent any fee due under this Section 7.5, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America from the date such fee was first due.

Section 7.6         Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver of this Agreement pursuant to Section 7.4 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors, acting by the affirmative vote of a majority of the members of the entire Board of Directors.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1         Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.2         Notices.  All  notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent or Merger Sub, to:

IGT
9295 Prototype Drive
Reno, Nevada 89521
Facsimile:  (775) 448-1488
Attention:  Richard Pennington, Executive Vice President

Facsimile:  (775) 448-0120
Attention:  J. Kenneth Creighton, Vice President

with a copy to:

O’Melveny & Myers LLP
610 Newport Center Drive, 17th Floor
Newport Beach, California 92660
Facsimile:  (949) 823-6994
Attention:  J. Jay Herron & Andor D. Terner

(b)           if to the Company, to:

Venture Catalyst Incorporated
591 Camino de la Reina, Suite 418
San Diego, California 92108
Attention:  John Farrington

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
3579 Valley Centre Drive
San Diego, California 92130
Facsimile:  (858) 720-2555
Attention:  Deyan Spiridonov

Section 8.3         Definitions.  For purposes of this Agreement:

“401(k) Plan” has the meaning specified in Section 6.2(f).

“AAA” means the American Arbitration Association.

“Acquisition Agreement” has the meaning specified in Section 4.2(b).

“Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning specified in the preamble hereto.

“Applicable Period” has the meaning specified in Section 4.2(a).

“Arbitrator” has the meaning specified in Section 7.5(c).

“Asset Purchase Agreement” means that certain asset purchase agreement, dated as of the date hereof, between the Company and VCAT, LLC.

“Benefit Plans” has the meaning specified in Section 3.1(l)(i).

“Broker” has the meaning specified in Section 3.1(i).

“CGCL” has the meaning specified in Section 2.1(c)(i).

“Campaign Management” means any and all functionality, methods, processes or tools comprising or relating to managing marketing campaigns, including but not limited to pro-forma modeling or analysis, post-campaign analysis or reporting, offer redemption analysis, campaign tracking, campaign zip code/area visualization, offer creation, offer assignment, offer modeling, direct mail management, database marketing management, applications to facilitate customer list generation or development, database segmentation for the purpose of marketing, directed marketing, loyalty programs, customer profiling, techniques, methods or processes to improve or refine marketing and productivity, methods, processes or tools to create, implement or analyze direct marketing programs, campaign data visualization, direct mail management and maintenance of historically executed campaigns and customer or database segmentation as it relates to any of the functionalities described above.

“Certificates” has the meaning specified in Section 2.3(a).

“Change of Recommendation” has the meaning specified in Section 4.2(c).

“Closing Date” has the meaning specified in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” has the meaning specified in Section 3.1(l)(iv).

“Company” has the meaning specified in the Preamble hereto.

“Company Common Stock” has the meaning specified in Section 3.1(c).

“Company Disclosure Schedule” has the meaning specified in Section 3.1.

“Company Letter of Transmittal” has the meaning specified in Section 2.3(a).

“Company SEC Documents” has the meaning specified in Section 3.1(e).

“Company Shareholders’ Meeting” has the meaning specified in Section 5.1(d).

“Confidentiality Agreement” has the meaning specified in Section 4.2(a).

“Consents and Filings” has the meaning specified in Section 6.2(e).

“Consulting Services Agreement” means that certain consulting services agreement, dated as of the date hereof, between the Company and VCAT, LLC.

“Dissenting Shareholders” has the meaning specified in Section 2.1(c)(i).

“Dissenting Shares” has the meaning specified in Section 2.1(c)(i).

“Effective Time” has the meaning specified in Section 1.3.

“Environmental Laws” has the meaning specified in Section 3.1(q)(i).

“ERISA” has the meaning specified in Section 3.1(l)(i).

“Exchange Act” has the meaning specified in Section 3.1(d).

“Exchange Agent” has the meaning specified in Section 2.2(a).

“Excluded Shares” has the meaning specified in Section 2.1(c)(i).

“GAAP” has the meaning specified in Section 3.1(e).

“Gaming Approvals” has the meaning specified in Section 5.4(a)(i).

“Gaming Laws” has the meaning specified in Section 3.1(p)(ii).

“Governmental Entity” has the meaning specified in Section 3.1(d).

“Hazardous Material” has the meaning specified in Section 3.1(q)(ii).

“Ineligible Person” has the meaning specified in Section 5.4(b).

“IRS” has the meaning specified in Section 3.1(l)(i).

“Knowledge” means a fact, event, circumstance or occurrence actually known by any of the officers or directors of the Company or Parent, as the case may be, after due inquiry.

“Leased Real Property” has the meaning specified in Section 3.1(k).

“License” has the meaning specified in Section 3.1(s)(ii).

“Liens” has the meaning specified in Section 3.1(d).

“Mapping or Data Visualization” means any and all functionality, methods, processes, or tools, whether as a stand alone application or integrated with Campaign Management and/or Player Contact and Host Management functionality, comprising or relating to the visualization of game performance, customer and market data by geographic region, and/or as represented on or within a gaming institution’s premises and facilities, including but not limited to the visualization of such data by state, city, zip code, game location or other geographic boundary, or the location of customers, clients or players on a casino floor by tables, slot machine location or other criteria, but excluding reports, graphs and charts in a data warehouse functionality.

“Mariposa Software” means the end-to-end CRM software suite for the gaming, casino and hospitality industry commonly known by the parties as “Mariposa,” including without limitation, any and all of the following systems, modules, components and functions:  data warehouse, mining and on line analytical processing module; Player Contact and Host Management, including without limitation, wireless versions thereof; Campaign Management; Mapping or Data Visualization; customer profiling and reporting; Mariposa report writer, and the hotel version of Mariposa, including without limitation, all versions, releases, upgrades and updates thereto, and all custom interfaces therefor.

“Material Adverse Change” or “Material Adverse Effect” means either (A) when used in connection with the Company, the Surviving Corporation or Parent, any change or effect (or any development that insofar as can reasonably be foreseen, is likely to result in any change or effect) that is or is likely to be, individually or in the aggregate, materially adverse to the business, assets, properties, financial condition, prospects or results of operations of such party and its subsidiaries, if any, taken as a whole; provided, however, that none of the following shall be deemed in themselves to constitute a Material Adverse Effect or Material Adverse Change: (a) any failure by the Company to meet internal projections or forecasts or the financial projections of any analyst or published revenue or earnings predictions for any period after the date hereof (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be a Material Adverse Effect or Material Adverse Change), (b) any adverse change that is due to events, occurrences, facts, conditions, changes, developments or effects which affect the economy generally or the gaming industry generally (which events, occurrences, facts, conditions, changes, developments or effects, in each case, do not disproportionately affect the Company in any material respect), or (c) any change in and of itself in the market price or trading volume of the Company’s stock after the date hereof (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be taken into account in determining whether there has been or will be a Material Adverse Effect or Material Adverse Change) or (B) when used in connection with the Company, if the aggregate amount of accounting, investment banking and legal fees and expenses incurred by the Company for services after August 24, 2006 in connection with this Agreement and the transactions contemplated hereby exceeds $1,000,000, excluding any fees or expenses that may be incurred in connection with any legal proceeding related to the transactions contemplated by this Agreement.

“Material Contracts” has the meaning specified in Section 3.1(r).

“Merger” has the meaning specified in the Section entitled “Background.”

“Merger Consideration” has the meaning specified in Section 2.1(c)(i).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Non-Compete Agreements” has the meaning specified in the Section entitled “Background.”

“Option Cash Payment” has the meaning specified in Section 5.5.

“Outside Date” has the meaning specified in Section 7.1(e).

“Parent” has the meaning specified in the Preamble hereto.

“PCBs” has the meaning specified in Section 3.1(q)(ii).

“Pension Plans” has the meaning specified in Section 3.1(l)(i).

“Permits” has the meaning specified in Section 3.1(p)(i).

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

“Player Contact and Host Management” means any and all functionality, methods, processes, or tools comprising or relating to host, casino or gaming institution management of customer or player contacts, including without limitation, scheduling, monitoring and interacting, the ability to track players or customers in real time, otherwise known as “player location,” “player locator” or “player contact,” retrieval of player contact history and/or redemption data, host productivity reporting, and/or customer preference management, except reports generated from underlying third party data in a data warehouse functionality.

“Pre-Closing Period” has the meaning specified in Section 5.2.

“Principal Shareholders” has the meaning specified in the Section entitled “Background.”

“Proxy Statement” has the meaning specified in Section 5.1(a).

“Release Conditions” has the meaning specified in Section 7.5(c).

“SEC” has the meaning specified in Section 3.1(d).

“Securities Act” has the meaning specified in Section 3.1(c).

“Shareholder Approval” has the meaning specified in the Section entitled “Background.”

“SOX Act” has the meaning specified in Section 3.1(t).

“Stock Option” has the meaning specified in Section 5.5.

“Stock Option Plans” has the meaning specified in Section 5.5.

“Subsequent Takeover Proposal” has the meaning specified in Section 7.5(b).

“Subsidiary” with respect to any Person means ownership directly or indirectly of an amount of the voting securities, other voting ownership or voting partnership interests of another Person which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests.

“Superior Proposal” has the meaning specified in Section 4.2(c).

“Surviving Corporation” has the meaning specified in Section 1.1.

“Takeover Proposal” has the meaning specified in Section 4.2(a).

“Taxes” has the meaning specified in Section 3.1(n)(xv).

“Tax Returns” has the meaning specified in Section 3.1(n)(i).

“Termination Fee” has the meaning specified in Section 7.5(a).

“URBCA” has the meaning specified in the Section entitled “Background.”

“Voting Agreement” has the meaning specified in the Section entitled “Background.”

“WARN Act” has the meaning specified in Section 3.1(m)(v).

Section 8.4         Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.5         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6         Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement constitute the entire agreement, and (with the exception of the Asset Purchase Agreement and the Consulting Services Agreement) supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of ARTICLE II (with respect to the stockholders of the Company who are express third party beneficiaries thereof) and Section 5.5 (with respect to the optionholders of the Company who are express third party beneficiaries thereof) and Section 5.7 (with respect to the current directors and officers of the Company who are express third party beneficiaries thereof) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7         Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 8.8         Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9         Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada or in Nevada state court, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Nevada.

Section 8.10       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:

IGT, a Nevada corporation

By:	/s/ Thomas J. Matthews

Name:	Thomas J. Matthews

Its:	President

MERGER SUB:

MARIPOSA ACQUISITION CORP., a Utah corporation

By:	/s/ Thomas J. Matthews

Name:	Thomas J. Matthews

Its:	President

COMPANY:

VENTURE CATALYST INCORPORATED, a Utah corporation

By:	/s/ L. Donald Speer, II

Name:	L. Donald Speer, II

Its:	Chairman